Exhibit 10.1

Essendant Inc.

2016 Annual Cash Incentive Award Plan

For Section 16 Officers

Essendant Inc. maintains the 2015 Long-Term Incentive Plan, as the same may be subsequently amended, restated or modified (the “LTIP”), under which the Human Resources Committee (“Committee”) has the discretion to grant Cash Incentive Awards (“Awards”). Pursuant to the LTIP, the Committee has established a 2016 Umbrella Bonus Pool (the “Umbrella Bonus Pool”, also referred to as the “LTIP Cash Award Pool”) that, within the individual limitations specified under the LTIP for Cash Incentive Awards, determines the maximum potential Cash Incentive Awards that can be paid to the Chief Executive Officer and the other “covered employees” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and to certain other executive officers. The Committee wishes to exercise its discretion to grant Awards pursuant to the terms and conditions of the LTIP, the Umbrella Bonus Pool, and this 2016 Annual Cash Incentive Award Plan (the “CIP”), which is hereby established by the Committee for the purpose of granting Awards (subject to the terms and conditions of the LTIP and the Umbrella Bonus Pool).  This CIP has been designated by the Committee as a part of the Umbrella Bonus Pool.

Any term that is capitalized but not defined in this CIP will have the meaning set forth in the LTIP or in the Umbrella Bonus Pool.

1.

Eligibility. For any Performance Period (as defined in Section 3 below), the Committee shall determine and designate those officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) and who will be granted an Award under this CIP and such persons shall be “Participants” in this CIP for that Performance Period.

2.

Awards. Unless otherwise designated by the Committee pursuant to Section 6 below, Awards made under this CIP are intended to be “performance-based compensation” as defined under the LTIP to meet the requirements for Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and are subject to the maximum Award amounts specified in the LTIP and the Umbrella Bonus Pool.  Any Award granted under this CIP will be evidenced by a separate writing and subject to the terms and conditions of the LTIP, the Umbrella Bonus Pool, and this CIP.

3.	Performance Period. The Performance Period for an Award granted under this CIP shall be the calendar year specified by the Committee in the separate writing evidencing the Award.
4.

Performance Measurement. Payment of Awards granted under this CIP will be conditioned upon the achievement of one or more performance measures during the applicable Performance Period. The applicable performance measures will be (a) determined by the Committee, (b) set forth in the separate writing evidencing the Award, and (c) based on one or more of the Performance Measures (as defined in Section 9(z) of the LTIP).

5.

Employment on Last Day of Performance Period. Except as otherwise provided in Section 6 below or in a superseding Employment Agreement, a Participant must be actively employed by the Company on the last day of the Performance Period to receive any payment due for that Performance Period for a final Award determined under Section 7 below.

6.

Partial Year Participation. The Committee or President and Chief Executive Officer, as applicable, may allow an individual who transfers into or out of an eligible position (Section 16 Officers) or who terminates employment under certain circumstances during a Performance Period to participate in the CIP for that Performance Period on a prorated basis.  In such a case, the Participant’s final Award will be prorated based on the number of active months of participation during the Performance Period, and credit for active months of participation will be given as specified below.  Such situations include, but are not limited to: (a) new hire, (b) transfer from a position that does not meet the eligibility criteria to a position that meets the eligibility criteria, (c) transfer from a position that does meet the eligibility criteria to a position that does not meet the eligibility criteria, (d) changes in participation such as target incentive level, salary, leave of absence, etc. during the Performance Period, and (e) terminations under certain circumstances which are described below. In the case of prorated Awards, the Participant’s final Award will be the sum of all prorated Awards.

a.

Transfers and New Hires – An associate who becomes eligible and is designated as a Participant (whether due to transfer or new hire) during the 1st through 15th day of a month will receive credit for that month. An associate who becomes eligible and is designated as a Participant (whether due to transfer or new hire) during the 16th through last day of a month will not receive credit for that month, but rather will receive credit beginning on the first day of the following month. A Participant who ceases to be eligible (for a reason other than termination of employment) during the 1st through 15th day of a month will not receive credit for that month, but rather will receive credit through the last day of the previous month. A Participant who ceases to be eligible (for a reason other than termination of employment) during the 16th through last day of a month will receive credit through the last day of that month.

b.

Terminations – Except as otherwise provided in any written employment agreement between the Participant and the Company, if a Participant's employment terminates during a Performance Period due to death, disability (as defined by the Social Security Administration), retirement (which is a voluntary termination of employment by the Participant on or after reaching age 60 if the Participant also has at least 10 years of service with the Company) or a reduction in force to be determined by the Company in its sole discretion, the Participant shall be eligible to receive a prorated portion of the Award as determined based on actual performance through the end of the Performance Period in accordance with Section 7 below.  The prorated portion shall be determined by multiplying the Award by a fraction, the numerator of which shall be the number of months elapsed during the Performance Period at termination (as determined in the following sentence), and the denominator of which shall be twelve. For purposes of determining the months elapsed during the Performance Period, a Participant whose employment terminates during the 1st through 15th day of a month will not receive credit for that month, but rather will receive credit through the last day of the previous month; and a Participant whose employment terminates during the 16th through last day of a month will receive credit through the last day of that month. Payment of all such prorated Awards shall be made at the same time as Awards are paid to Participants who remain employed through the end of the Performance Period.

c.

Leaves of Absence - Incentive compensation, including any Award payable under the CIP,  is prorated based on the number of days a Participant takes an unpaid leave of absence during the incentive measurement timeframe (i.e., the Performance Period) unless otherwise required by state law.  A leave day where a Participant only receives benefit payments (e.g., short term disability, long term disability and workers’ compensation) is deemed unpaid for the purpose of determining incentive pay.  An approved intermittent, partial leave day is deemed paid for the purpose of determining incentive compensation.

7.

Adjustment of Performance Measure Targets and Determination and Payment of Final Awards – The Committee has the right to adjust the performance measure targets (either up or down) during the Performance Period if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the targets or unduly influenced the Company’s ability to meet them, subject to the terms and provisions of the Umbrella Bonus Pool.  The Committee also has the right to adjust the performance measure targets during the Performance Period in the event an extraordinary and unanticipated corporate event such as a Change of Control requires that the CIP be amended to provide for a Performance Period consisting of less than twelve months.  The occurrence of the event requiring an amendment to the CIP to provide for a Performance Period of less than twelve months must be objectively determinable and must be certified by the Committee, and the certification of the event must be strictly ministerial and not involve any discretionary authority.  Notwithstanding the foregoing, the Committee has the right to adjust Awards in accordance with the provisions of the Umbrella Bonus Pool.

As soon as practicable after the close of the Performance Period, the Committee or President and Chief Executive Officer, as applicable, will review performance against the previously established performance measures and approve final Awards for each Participant who remains actively employed by the Company on the last day of the Performance Period (or who satisfies the provisions of Section (6)). A Participant will be eligible to receive payment with respect to an Award only to the extent that the performance measures for such Award are achieved and it is determined that all or some portion of the Participant’s Award has been earned for the Performance Period.  In the case of the Participants whose compensation is subject to Section 162(m) of the Code, the Committee must certify, in writing, prior to payment of the final Awards that the performance measures were achieved and, if so, calculate and certify in writing the amount of the Award earned by each such Participant for the Performance Period. Such amount may be adjusted in accordance with the provisions of the Umbrella Bonus Pool. The Company will pay the final Awards in cash as soon as administratively practicable, but no later than March 15th following the last day of the Performance Period, in accordance with each Participant's payroll election (i.e., direct deposit or pay card) at the time the Award is distributed. Final Awards shall be a liability of the Company on the last day of the Performance Period.

8.	No Right to Employment. Nothing herein confers upon a Participant any right to continue in the employ of the Company or any Subsidiary.
9.

Administration and Interpretation.  The Committee has the authority to control and manage the operation and administration of the LTIP, the Umbrella Bonus Pool and this CIP. Any interpretations of the LTIP, the Umbrella Bonus Pool or this CIP by the Committee and any decisions made by it under the LTIP, the Umbrella Bonus Pool or this CIP are final and binding on the Participant and all other persons.

10.

Governing Law. This CIP and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

11.

Controlling Terms and Conditions. Notwithstanding anything in this CIP to the contrary, the terms of this CIP shall be subject to all of the terms and conditions of the LTIP and the Umbrella Bonus Pool (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company.  In addition, this CIP and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the LTIP, the Umbrella Bonus Pool and this CIP.  The LTIP (along with the Umbrella Bonus Pool, this CIP and any individual Award granted to a Participant) supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements) involving cash incentive Awards.

12.

Recovery of Payments. Notwithstanding any contrary provision of this CIP, the Companies may recover any Award granted or paid under the CIP, to the extent required by the terms of any clawback or compensation recovery policy adopted by the Companies.

Amendment and Termination. This CIP may be amended or terminated in accordance with the provisions of the LTIP and the Umbrella Bonus Pool, and may otherwise be amended or terminated by the Company without the consent of any other person, provided that this CIP shall not be amended or terminated in any manner that would be inconsistent with Section 162(m) (unless otherwise provided pursuant to Section 6 above) or Section 409A of the Code (to the extent applicable).